Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 1 DATED FEBRUARY 2, 2015
TO THE PROSPECTUS DATED JANUARY 16, 2015

This supplement No. 1 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 1 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•the recent share pricing information; and

•	our Current Report on Form 8-K disclosing the sale of Cabana Beach San Marcos, Cabana Beach Gainesville, Campus Lodge Athens and Campus Lodge Columbia.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from January 1 to January 31, 2015, for all of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
January 2, 2015	$10.55	$10.57	$10.58	$10.58	$10.57
January 5, 2015	$10.56	$10.57	$10.58	$10.58	$10.57
January 6, 2015	$10.56	$10.57	$10.58	$10.58	$10.57
January 7, 2015	$10.56	$10.58	$10.58	$10.58	$10.57
January 8, 2015	$10.56	$10.58	$10.58	$10.58	$10.58
January 9, 2015	$10.56	$10.58	$10.58	$10.59	$10.58
January 12, 2015	$10.56	$10.58	$10.59	$10.59	$10.58
January 13, 2015	$10.56	$10.58	$10.59	$10.59	$10.58
January 14, 2015	$10.59	$10.61	$10.62	$10.62	$10.61
January 15, 2015	$10.60	$10.62	$10.62	$10.62	$10.61
January 16, 2015	$10.61	$10.63	$10.64	$10.64	$10.63
January 20, 2015	$10.62	$10.64	$10.64	$10.65	$10.64
January 21, 2015	$10.62	$10.64	$10.65	$10.65	$10.64
January 22, 2015	$10.62	$10.65	$10.65	$10.65	$10.64
January 23, 2015	$10.62	$10.65	$10.65	$10.65	$10.65
January 26, 2015	$10.63	$10.65	$10.65	$10.66	$10.65
January 27, 2015	$10.63	$10.65	$10.66	$10.66	$10.65
January 28, 2015	$10.63	$10.65	$10.66	$10.66	$10.65
January 29, 2015	$10.69	$10.71	$10.72	$10.72	$10.71
January 30, 2015	$10.69	$10.71	$10.72	$10.72	$10.71

(1) Shares of Class D common stock are currently being offered pursuant to a private placement offering.

Current Report on Form 8-K

The prospectus is hereby supplemented with the following Current Report on Form 8-K that was filed with the SEC on January 28, 2015, a copy of which is attached to this supplement as Appendix A.

Appendix A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) January 27, 2015

Jones Lang LaSalle Income Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

200 East Randolph Drive, Chicago, IL		60601
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (312) 782-5800
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 — Completion of Acquisition or Disposition of Assets.

As disclosed on December 22, 2014, JLL Income Property Trust entered into an agreement with LSH Acquisitions, L.L.C. to sell Cabana Beach San Marcos, Cabana Beach Gainesville, Campus Lodge Athens and Campus Lodge Columbia. On January 27, 2015, the closing was completed for approximately $123 million. In connection with the disposition, the mortgage loans associated with the four properties totaling approximately $71 million were retired.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:     /s/ GREGORY A. FALK
Name: Gregory A. Falk
Title: Chief Financial Officer and Treasurer

Date: January 28, 2015